EXHIBIT 15.1

                   AWARENESS LETTER OF INDEPENDENT ACCOUNTANTS

August 11, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re: Southwest Bancorporation of Texas, Inc. Registrations on Form S-3 and Form S-8

     We are aware that our report dated July 17, 2000 on our review of interim financial information of Southwest Bancorporation of Texas, Inc. and subsidiaries for the period ended June 30, 2000 and included in the Company's quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in the Company's registration statements on Form S-3 (File Nos. 333-80603 and 333-47995) and Form S-8 (File Nos. 333-76269, 333-21619,
333-27891, 333-33533, and 333-55685). Pursuant to Rule 436(c) under the
Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.

PricewaterhouseCoopers LLP